Exhibit 99.(a)(1)

                              GEOWORKS CORPORATION
                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

       ==================================================================


          THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., PACIFIC STANDARD TIME, ON DECEMBER 5, 2001, UNLESS THE OFFER IS EXTENDED.

       ==================================================================


     Geoworks Corporation is offering employees the opportunity to exchange outstanding stock options (the "old options") for new options that we will grant to purchase shares of our common stock (the "new options"). If you wish to accept this offer, you must return all of your old options. No partial returns will be accepted.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     Which Options are Old Options? All employee stock options that are currently outstanding under any of our stock plans, including our 1994 Stock Plan ("1994 Plan"), Supplemental Stock Option Plan ("1996 Plan") or 1997 Supplemental Stock Plan ("1997 Plan" and, together with the 1994 Plan and the 1996 Plan, the "Option Plans") are old options.

     Who Can Participate in the Exchange? You can participate in this offer if you are and continue to be an employee of Geoworks Corporation or one of its subsidiaries on December 5, 2001 and have not received notice of termination prior to or on that date.

     How Many New Options Will I Receive? The exact number of option shares that you have now, and the exact number of option shares that you will receive if you accept the offer, are set forth in the enclosed Election Form.

     What is the Exercise Price of the New Options? Each new option will have an exercise price per share equal to the closing price for the common stock on the Nasdaq National Market on November 20, 2001, the date of grant of the new options as reported in the Wall Street Journal.

     What is the Vesting Period and Term of the New Options? The new options will vest over an approximately one-year period beginning on November 20, 2001, subject to continued employment. The first vest date will be December 31, 2001, when 1/12 of each new option will become vested and exercisable. On the last day of each calendar month after December 31, 2001, an additional 1/12 of each new option will vest and become exercisable. On November 30, 2002, the new options will be fully vested and exercisable. Each new option will have a term that expires on November 20, 2003. Generally, 50% of the unvested portion of each new option will vest in full upon a Change of Control (as defined below and in each of the grant agreements relating to the new options), except:


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     o    If an employee is terminated in connection with a Change of Control, then 100% of the unvested portion of the employee's new option will vest; and

     o The new options will reflect any prior contractual arrangements between an employee and us with respect to acceleration of vesting.

     "Change of Control" means:

     o A merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to one or more persons who were not our stockholders immediately before such merger or consolidation; or

     o The sale, transfer or other disposition of all or substantially all of our assets.

A transaction shall not constitute a Change of Control if its sole purpose is to change our state of incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

     What does the Company Recommend that I Do? The Compensation Committee of our Board of Directors has approved this offer and recommends that employees accept it. All of our eligible executive officers intend to accept the offer. The Compensation Committee believes that, in general, the offer creates a better chance for employees to obtain value from their options. We anticipate that the exchange offer will not effect our regular option grant program, which typically involves making new-hire grants and periodic discretionary grants. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "GWRX." On November 2, 2001, the closing price of our common stock on the Nasdaq National Market was $0.54 per share.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to Steve Mitchell, at (510) 814-5768.



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                                    IMPORTANT

     Regardless of whether you accept or reject this offer, we request that you complete and sign the Election Form and return it to Barbara Snethen, Laura Atwell or Clare Wafford before 5 p.m., Pacific Standard Time, on December 5, 2001. You do not need to return your stock option letter agreements for your old options to effectively elect to accept this offer.

     We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     The Compensation Committee of the Board of Directors recommends that you accept this offer. If you choose to reject this offer, you will retain your old options; however, even if you reject our offer, our offer to you may have negative accounting consequences with respect to your incentive stock options. Please refer to Section 13 of the offer "Material U.S. Federal Income Tax Consequences" for more information. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from Geoworks Corporation is limited to this document and the enclosed cover letter and attached summary of terms.





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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


SUMMARY TERM SHEET ............................................................1

THE OFFER  ....................................................................7

    1.  NUMBER OF OPTIONS; EXPIRATION DATE.....................................7

    2.  PURPOSE OF THE OFFER...................................................7

    3.  PROCEDURES.............................................................9

    4.  CHANGE IN ELECTION.....................................................9

    5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND
        CANCELATION AND ISSUANCE OF NEW OPTIONS...............................10

    6.  CONDITIONS OF THE OFFER...............................................10

    7.  PRICE RANGE OF COMMON STOCK...........................................12

    8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS
        OF NEW OPTIONS........................................................13

    9.  INFORMATION ABOUT GEOWORKS CORPORATION................................16

    10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS
        AND ARRANGEMENTS ABOUT THE OPTIONS....................................16

    11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER;
        ACCOUNTING CONSEQUENCES OF THE OFFER..................................17

    12. LEGAL MATTERS; REGULATORY APPROVALS...................................17

    13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.........................18

    14. EXTENSION OF OFFER; TERMINATION; AMENDMENT............................20

    15. FEES AND EXPENSES.....................................................21

    16. ADDITIONAL INFORMATION................................................21

    17. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.............................22

SCHEDULE A  INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE
            OFFICERS OF GEOWORKS CORPORATION..................................24


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                                       ii

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                               SUMMARY TERM SHEET


     The following summary contains answers to some of the questions that you may have about this offer. We urge you to read the remainder of this Offer to Exchange and the accompanying Cover Letter carefully, because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options under any of the Company's option plans, other than options held by individuals who received notice of termination of employment on or prior to December 5, 2001 or who are not employees of Geoworks Corporation or one of its subsidiaries on that date. (Section 1)

Q2.  WHY ARE WE MAKING THE OFFER?

     Our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer, we intend to maximize stockholder value by creating better performance incentives for our employees, which we hope will result in increased employee retention.

Q3.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     You will be eligible to participate in the offer, unless you have received notice of termination of employment on or prior to December 5, 2001 or you are not an employee of Geoworks Corporation on that date.

Q5.  WHAT AM I BEING ASKED TO GIVE UP IN EXCHANGE FOR THE GRANT OF A NEW OPTION?

     You must give up all of your outstanding option grants in order to participate in the offer and receive a new option.

Q6. WHAT IF I AM AN EMPLOYEE OF GEOWORKS CORPORATION WHEN THE OFFER EXPIRES, BUT NOT AN EMPLOYEE ON DECEMBER 31, 2001, THE DATE THE NEW OPTIONS BEGIN TO VEST?


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     If you anticipate that you will not be an employee on December 31, 2001, the date the new options begin to vest, we recommend that you not accept the offer. Your old options may currently be fully or partially vested. If you do not accept the offer, then when your employment with Geoworks Corporation ends, you generally will be able to exercise your old options for three months, to the extent those options are vested on the day your employment ends. However, if you accept the offer, your old options will be canceled. The new options you receive will not vest at all before your employment ends. As a result, when your employment ends, you will not be able to exercise the new options.

Q7.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY OLD OPTIONS?

     The exact number of option shares that you have now, and the exact number of option shares that you will receive if you accept the offer, are set forth in the enclosed Election Form. The number of option shares you will receive pursuant to the new option is based primarily on your position at the Company. The number of option shares you will receive pursuant to the new option has no relation to the number of option shares you now hold pursuant to old options.

Q8.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     The new options will have a grant date of November 20, 2001. We expect to distribute the new option agreements within two weeks after the expiration of this offer. (Section 5)

Q9.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The new options will have an exercise price that will be equal to the closing price for the common stock on the Nasdaq National Market on November 20, 2001, as reported by the Wall Street Journal.

Q10. WHEN WILL THE NEW OPTIONS VEST?

     Each new option will vest over an approximately one-year period beginning on the date of grant, November 20, 2001. The first vest date will be December 31, 2001, when 1/12 of the new option will vest and become exercisable. On the last day of each calendar month after December 31, 2001, an additional 1/12 of the new option will vest and become exercisable. Each new option will have a term that expires on November 20, 2003. Generally, 50% of the unvested portion of each new option will vest in full upon a Change of Control (as defined below and in each of the grant agreements relating to the new options), except:

     o If an employee is terminated in connection with a Change of Control, then 100% of the unvested portion of the employee's new option will vest; and

     o The new options will reflect any prior contractual arrangements between an employee and us with respect to acceleration of vesting.


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     "Change of Control" means:

     o A merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to one or more persons who were not our stockholders immediately before such merger or consolidation; or

     o The sale, transfer or other disposition of all or substantially all of the our assets.

A transaction shall not constitute a Change of Control if its sole purpose is to change our state of incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

     Even if the options you exchange are partially or fully vested, the new options you receive will not be vested and will be subject to a new vesting period.

     For example, if we grant a new option for 1,500 shares of common stock to you:

     o    Your right to purchase 125 shares will vest on December 31, 2001; and

     o Your right to purchase an additional 125 shares will vest on the last day of each calendar month beginning with January 31, 2002, and the new option will become fully vested as of November 30, 2002.

Q11. WHEN WILL THE NEW OPTIONS EXPIRE?

     The new options will expire on November 20, 2003.

Q12. HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

     Vesting under the new options will be suspended for unpaid leave, subject to the discretion of our Board of Directors or the Compensation Committee. If you are currently on leave and the vesting of your options has been suspended, if you accept this offer your new option will not begin to vest until you return to work. If your new option expires before you vest in full because vesting was suspended while you were on leave, any unexercised portion will be canceled. This policy may vary as required by law.

Q13. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS
     THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Yes, to the extent your old options would have vested before December 31, 2002. The new options you receive will not be vested, even if the options you exchange are fully or partially vested. You will not be able to exercise the new options until December 31, 2001, when 1/12 of the new options will vest.

Q14. IF I ELECT TO EXCHANGE OLD OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY OLD
     OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

      You must exchange all of your old option grants in order to participate in the offer.

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Q15. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work. (Section
13)

Q16. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE
     INCENTIVE STOCK OPTIONS?

     No. All new options will be non-qualified stock options and not incentive stock options, regardless of whether the options you exchange are incentive stock options. (Section 13)

Q17. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE
     THEM IN THIS OFFER?

     You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding periods to qualify for favorable tax treatment and could also cause a portion of your incentive stock options to be treated as non-qualified stock options.

     If you choose not to exchange your old options, we recommend that you consult with your own tax advisor to determine the tax consequences when you exercise those options and sell the underlying shares. (Section 13)

Q18. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON GEOWORKS CORPORATION?

     As a result of our decision to extend this offer to our employees, all new options and all old options subject to the offer that are not exchanged and canceled will be treated for financial reporting purposes as variable awards.
We will be required to record the non-cash accounting impact of increases and decreases in the Company's common stock price above the price at the date of grant as compensation expense in connection with the new options and any old options that are not exchanged and canceled. We will have to continue this variable accounting with respect to these options until the options are exercised, forfeited or terminate. The old options have terms that are longer than the new options and therefore, to the extent they are not exchanged, may be treated as variable awards for longer periods than the new options. The higher the Company's common stock price, the greater the compensation expense we will record.



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Q19. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

     The offer expires on December 5, 2001, at 5 p.m., Pacific Standard Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date.
(Section 14)

Q20. WHAT DO I NEED TO DO?

     Whether you accept the offer or not, we request that you make your election, sign the Election Form and deliver it to Barbara Snethen, Laura Atwell or Clare Wafford before 5 p.m., Pacific Standard Time, on December 5, 2001. If you have questions about delivery, you may contact Steve Mitchell at (510) 814-5768. You should review the Offer to Exchange, the Cover Letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by facsimile will be accepted. Delivery by e-mail will not be accepted.

     If we extend the offer beyond December 5, 2001, in order to participate in the offer you must sign and deliver the Election Form before the extended expiration of the offer. We may reject your Election Form to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

Q21. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 5 p.m., Pacific Standard Time, on December 5, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Barbara Snethen, Laura Atwell or Clare Wafford before the offer expires. You may change your election more than once. (Section 4)

Q22. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS
     ARE NOT ACCEPTED FOR EXCHANGE?

     If you do not accept the offer, or if we do not accept your Election Form (to the extent that we determine it was not properly executed or delivered or to the extent that we determine it is unlawful to accept the old options), you will keep all of your old options and you will not receive any new options. No changes will be made to your old options; however, if you currently have incentive stock options that are old options under this offer and you do not accept the offer, please see Question 17 above.

Q23. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?



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     The Compensation Committee of our Board of Directors has approved this offer and recommends that employees accept it. All of our eligible executive officers intend to accept the offer. The Compensation Committee believes that the offer creates a better chance for employees to obtain value from their options. We anticipate that the exchange offer will not effect our regular option grant program, which typically involves making new-hire grants and periodic discretionary grants. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situatipon.

Q24. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Steve Mitchell at (510) 814-5768.


                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

     Participation in this offer involves a number of potential risks, including those described below. You should carefully consider these risks and we encourage you to speak with an investment and tax advisor as necessary before deciding to participate in this offer. In addition, we strongly urge you to read the rest of this document, the Election Form, the Notice of Change in Election from Accept to Reject, the Notice of Change in Election from Reject to Accept, our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 before deciding to participate in this offer.

ECONOMIC RISKS

The new options will have a different vesting schedule and shorter term than your old options.

     If you accept the offer, regardless of whether your old options are partially or fully vested, your new options will vest over an approximately one-year period beginning on November 20, 2001. By accepting the offer, you will therefore be exchanging vested options for unvested options. In addition, the new options will have a shorter term than your old options. The new options must be exercised on or before December 31, 2003 or they will lapse.

If your employment terminates before the new options begin to vest, you will not be able exercise your new options nor your old options.

     If you accept the offer, your old options will be canceled, even if they were partially or fully vested. Accordingly, if your employment terminates for any reason prior to December 31, 2001, the date the new options will begin to vest, you will have the benefit of neither the canceled options nor the new options. If you do not accept the offer, then when your employment ends, you generally would be able to exercise your old options for three months, to the extent your old options were vested when your employment ended.

TAX-RELATED RISKS

Your new options will be non-qualified stock options, whereas your canceled options may have been incentive stock options.

     Whether your old options are incentive stock options or non-qualified options, if you accept the offer, the new options you receive will be nonqualified stock options. In general, non-qualified stock options are less favorable to you from a tax perspective. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work. For more detailed information, please see Section 13.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which a different company's option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding periods to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonqualified stock option.

BUSINESS-RELATED RISKS

     For a description of risks related to Geoworks' business, please see
Section 17.


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                                    THE OFFER
                                    ---------

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange new options to purchase common stock in return for all old options. Old options are options held by option holders who are employees of Geoworks Corporation or one of its subsidiaries on December 5, 2001 and have not received a notice of termination prior to or on that date.

     You must return all of your options in order to participate in the offer. We will not accept partial returns. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

     The number of option shares that you have now and the exact number of option shares that you will receive if you accept the offer are set forth in the enclosed Election Form. All new options will be issued pursuant to the 1994 or the 1996 Plan (for non-U.K.-based employees), or the 1997 Plan (for U.K.-based employees) and a new option agreement between you and us.

     The term "expiration date" means 5 p.m., Pacific Standard Time, on December 5, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish a notice:

     o we increase or decrease what we will give you in exchange for your options; or

     o we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

     2.   PURPOSE OF THE OFFER.

     Our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for our employees, which we hope will result in increased employee retention.


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     Except as otherwise described in this Offer to Exchange, including but not limited to this Section 2, or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

     o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     o the purchase or sale of a material amount of our assets or any subsidiary's assets;

     o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     o any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

     o    any other material change in our corporate structure or business;

     o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     o our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

     o the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

     o the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

     o any change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

Nonetheless, due to the current state of the economy and relevant markets and to the fact that we are continuing to incur substantial losses, we are continually considering all of our strategic options, including mergers, acquisitions and dispositions, in order to enhance stockholder value. We have retained investment bankers to assist in this process. In the future, we may enter into strategic alliances, dispose of assets, issue additional securities, acquire other businesses or assets or even be acquired. There are or have been discussions with and proposals to or from various third parties concerning the foregoing on an exploratory basis. As of the date of this offer, there are no agreements or understandings to enter into any specific form of transaction.

     The Compensation Committee of our Board of Directors has approved this offer and recommends that employees accept it. All of our eligible executive officers intend to accept the offer. The Compensation Committee believes that, in general, the offer creates a better chance for employees to obtain value from their options. We anticipate that the exchange offer will not


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

effect our regular option grant program, which typically involves making new-hire grants and periodic discretionary grants. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.   PROCEDURES.

     Making Your Election. To make your election to accept or reject this offer, you must complete, sign and deliver the Election Form and any other required documents to Barbara Snethen, Laura Atwell or Clare Wafford before the expiration date. We will only accept a paper copy of your Election Form. Delivery by facsimile will be accepted. Delivery by e-mail will not be accepted. You do not need to return your stock option letter agreements for your old options to effectively elect to accept the offer.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to old options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Change of Election Forms to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the old options. Otherwise, we will accept properly and timely options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change of Election Form with respect to any particular options or any particular option holder. No options will be considered properly returned until all defects or irregularities have been cured by the option holder returning the options, or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. By electing to exchange your options and returning your old options to us according to the procedures described above, you will be accepting the terms and conditions of the offer. Our acceptance of old options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly returned old options that have not been validly withdrawn prior to the expiration of the offer.

4.   CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange your old options, and you later want to change your election in order to reject the offer, you must reject the offer with respect to all your old options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your old options, you must accept the offer with respect to all your old options. We will only accept a paper copy of your change of election. Delivery by facsimile is acceptable. Delivery by e-mail will not be accepted.

     You may change your election at any time before 5 p.m., Pacific Standard Time, on December 5, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer.

     To change your election, you must deliver a Change of Election Form to Barbara Snethen, Laura Atwell or Clare Wafford before the offer expires. The change of election form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change of Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms. Our determinations of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELATION AND ISSUANCE OF NEW
     OPTIONS.

     On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the old options for exchange and cancel all options properly returned and not validly withdrawn before the expiration date. Within two weeks after expiration of this offer, you will receive your new option agreement. The new options will have a grant date of November 20, 2001.

     Your new options will entitle you to purchase the amount of Geoworks Corporation common stock set forth on the Election Form. The number of new option shares you will receive pursuant to the new option is based primarily on your position at the Company and has no relation to the number of option shares you now hold pursuant to old options. You will be eligible to participate in the offer unless you are not an employee of Geoworks Corporation or one of our subsidiaries on December 5, 2001 or have received a notice of termination of employment on or prior to that date.

     As soon as possible after December 5, 2001 we will give you oral or written notice of our acceptance for exchange or cancelation of old options validly returned and not properly withdrawn as of the expiration date.

6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancelation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 5, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

     o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

     o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the old options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

          (b) delay or restrict our ability, or render us unable, to accept the old options for exchange and cancelation or to issue new options for some or all of the exchanged old options;

          (c) materially impair the benefits we believe we will receive from the offer; or

          (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects, including but not limited to:

               (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

               (c) the decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 5, 2001;

     o another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

               (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
               Schedule 13D or Schedule 13G with the SEC on or before November 1, 2001;

               (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 5, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

               (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     o any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.   PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "GWRX." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq National Market.

      Quarter ended                                    High               Low
      -------------                                    ----               ---

      Fiscal Year 2002
      ----------------
      December 31, 2001 (through 11/02/01)           $0.84              $0.50
      September 30, 2001                              1.59               0.62
      June 30, 2001                                   2.70               1.19

      Fiscal Year 2001
      ----------------
      March 31, 2001                                  5.09               1.17
      December 31, 2000                               7.06               1.22
      September 30, 2000                             16.19               7.38
      June 30, 2000                                  28.31               9.00

      Fiscal Year 2000
      ----------------
      March 31, 2000                                 51.75              14.06
      December 31, 1999                              16.75               2.38
      September 30, 1999                              3.56               2.06
      June 30, 1999                                   3.69               2.25

      Fiscal Year 1999
      ----------------
      March 31, 1999                                  6.00               3.00
      December 31, 1998                               5.69               1.00
      September 30, 1998                              3.50               1.31
      June 30, 1998                                   7.38               3.31

     On November 2, 2001, the last reported sale price of our common stock, on the Nasdaq National Market, was $0.54 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. The number of option shares that you have now and the exact number of option shares that you will receive if you accept the offer are set forth in the enclosed Election Form.

     If we receive and accept return of all outstanding old options, we will grant new options to purchase a total of 3,275,000 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 13.76% of the total shares of our common stock outstanding as of September 30, 2001

     Terms of New Options. The new options will be issued under the Option Plans as indicated on each option holder's Election Form and a new option agreement will be executed between each option holder who accepts the offer and Geoworks Corporation. Except with respect to:

     o the type of option (all new options will be nonqualified stock options, while some of the old options were incentive stock options),

     o    the number of shares that may be purchased under the option,

     o    the exercise price,

     o    the date that vesting and exercisability begins,

     o    the vesting period,

     o    the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the old options. The terms and conditions of the new options will be substantially similar to one another, regardless of the Option Plan under which they are issued.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to continued employment or receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the Option Plans and the new option agreements are summaries, and are not complete. Complete information about the Option Plans and the new options is included in the Option Plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO. Please contact Steve Mitchell at (510) 814-5768 to request copies of the Option Plans or the forms of the new option agreements. Copies will be provided promptly and at our expense.

     General. As of November 5, 2001, the maximum number of shares of common stock we can issue in connection with options granted under the 1994 Plan, the 1996 Plan and 1997 Plan, respectively, was 6,685,000 shares, 2,550,000 shares and 1,500,000 shares. The 1994 Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code and nonqualified options which are options that do not qualify as incentive options. The 1996 Plan only permits us to grant nonqualified options. The new options will be nonqualified stock options. The 1997 Plan permits us to grant options solely to our employees in the United Kingdom.

     Administration. The Option Plans are administered by the Company's Board of Directors or a Committee of the Board of Directors. The Committee members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The Committee members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Committee at any time, subject to the requirements of Rule 16b-3. The current Committee administering each Option Plan maintained by Geoworks Corporation is the Compensation Committee of the Board of Directors.

     Term. The term of each option granted under the Option Plans is fixed by the Committee at the time of grant. The new options to be granted under this offer will have a term that expires at 11:59 p.m., Pacific Standard Time, on November 20, 2003.

     Termination. The Plan Administrator has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your new option agreement or the option plan under which it is granted otherwise provides, the new options will terminate following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination:

     o within one year of termination or November 20, 2003, whichever date is earlier, if the termination is as a result of your death or disability (all as defined in the plan under which the option is granted); or

     o within three months of termination or November 20, 2003, whichever date is earlier, if your termination resulted from anything other than your death or disability.

     Exercise Price. The new options will have an exercise price that will be equal to the closing price for the common stock on the Nasdaq National Market on November 20, 2001, as reported by the Wall Street Journal.

     Vesting and Exercise. Each new option will vest over an approximately one-year period beginning on the date of grant, November 20, 2001. The first vest date will be December 31, 2001, when 1/12 of the new option will vest and become exercisable. On the last day of each calendar month after December 31, 2001, an additional 1/12 of the new option will vest and become exercisable. Each new option will have a term that expires on November 20, 2003.

     Generally, 50% of the unvested portion of each new option will vest in full upon a Change of Control (as defined below and in each of the grant agreements relating to the new options), except:

     o If an employee is terminated in connection with a Change of Control, then 100% of the unvested portion of the employee's new option will vest; and

     o The new options will reflect any prior contractual arrangements between an employee and us with respect to acceleration of vesting.

     "Change of Control" means:

     o A merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to one or more persons who were not our stockholders immediately before such merger or consolidation; or

     o The sale, transfer or other disposition of all or substantially all of the our assets.

A transaction shall not constitute a Change of Control if its sole purpose is to change our state of incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

     Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the old options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Geoworks Corporation, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.   INFORMATION ABOUT GEOWORKS CORPORATION.

     General. Geoworks Corporation is a leading provider of carrier-class mobile Internet infrastructure software, enabling personalized, real-time access to corporate and Internet data. Our software enables easy migration of existing corporate Intranet solutions to the wireless Web and the rapid development of new applications to support the mobile enterprise. We are focused on the wireless carrier market and enabling wireless carriers to deliver on the promise of always-on mobile applications over today's 2G and 2.5G networks. We also provide professional services consulting related to the deployment of these solutions, the development of new technologies supporting mobile communications and the technologies we previously developed.

     Geoworks Corporation was incorporated in 1983 in the State of California and reincorporated in Delaware in 1997. Our principal corporate offices are located in Alameda, California. Geoworks Corporation completed its initial public offering in June 1994 and our common stock is listed on the Nasdaq National Market under the symbol "GWRX."

     The following tables present summary financial information for Geoworks Corporation for the fiscal years ended March 31, 2001 and 2000 and for the three months ended June 30, 2001 and 2000.

                                                            ------------------------- -------------------------
        (In thousands, except per share amounts)                   Un-audited                 Audited
                                                            ------------------------- -------------------------
                                                                Three months ended       Twelve months ended
                                                                    June 30,                  March 31,
                                                            ------------------------- -------------------------
                                                                2001         2000         2001         2000
                                                            ------------- ----------- ------------- -----------

        Current assets....................................    $ 11,061     $ 16,250     $ 17,020     $ 19,113
        Non-current assets................................      37,020       20,241       39,243       22,346
        Current liabilities...............................       7,175        3,665        6,404        4,827
        Non-current liabilities...........................       1,286          --           128           --
        Operating revenues................................       3,256        4,030       16,565       12,139
        Cost of operating revenues........................       1,467        1,207        6,735        4,919
        Net loss..........................................     (10,121)      (1,554)     (21,058)       (973)
        Basic and diluted loss per share..................       (0.43)       (0.08)       (0.99)      (0.05)
        Comprehensive income (loss) ......................     (10,182)      (4,361)     (38,129)      20,119
        Book value per share of common stock..............        1.68         1.76         2.12         1.98

     During the periods stated above, the Company had no outstanding debt.

     The financial statements included in Geoworks Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 are incorporated herein by reference. See "Section 16. Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 2, 2001, our executive officers and non-employee directors (nine persons) as a group held options to purchase a total of 1,947,205 shares of our common stock. This represented approximately 8.2% of the shares subject to all options outstanding as of that date. Our eligible executive officers have informed us that they intend to participate in the offer and exchange their old options. Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving options or our common stock during the 60 days prior to this Offer to Exchange

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Old options that are exchanged in connection with the offer will be canceled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of the new options and additional awards or options under the Option Plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that we will be subject to variable accounting treatment under Financial Accounting Standards Interpretation Number 44 as a result of the offer because:


     o we will grant new options within six months of the date we accept and cancel old options returned to us;

     o the exercise price of the new options will be less than the exercise price of the old options canceled on the date we grant the new options; and

     o making the offer will cause any old options which are not returned and canceled to be treated for financial reporting purposes as variable awards.

     As a result of our decision to extend this offer to our employees, all new options, as well as any old options that are not exchanged under this offer, will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options and any old options that are not exchanged and canceled under the offer. We will continue to reflect the effect of such increases and decreases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated. The old options have terms that are longer than the new options and therefore, to the extent they are not exchanged, may be treated as variable awards for longer periods than the new options. The higher the market price of our common stock, the greater the compensation expense.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged old options and to issue new options is subject to conditions, including the conditions described in Section 6.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the terms of the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     If you exchange outstanding incentive or nonqualified stock options for new options pursuant to the terms of the offer, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     If you exchange incentive stock options and those options are accepted by us, the new options will be not be incentive stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options.

     Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options pursuant to the terms of the offer.

     If you exchange your incentive stock options and we accept your options, any new options you are granted will not qualify as incentive stock options. While the exchange and cancelation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding "Federal Income Tax Consequences of Nonqualified Stock Options," because your new options will not be incentive stock options and may be subject to different tax treatment than your old options.

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding periods to qualify for favorable tax treatment, and may also cause a portion of your incentive stock options to be treated as nonqualified stock options.

     Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the exercise of the nonqualified stock option to acquire the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

o    we increase or decrease what we will give you in exchange for your options;
     or

o we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer by a period of ten business days from the date the notice is published.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer to exchange.

16.  ADDITIONAL INFORMATION.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your old options:

     (a) our Annual Report on Form 10-K for our fiscal year ended March 31, 2001, filed with the SEC on June 29, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on July 25, 2001, and the amendment to our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on July 27, 2001;

     (b) our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001;

     (c) the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on April 26, 1994, including any amendments or reports we file for the purpose of updating that description; and

     (d) the description of our rights to purchase preferred stock included in our registration statement on Form 8-A, filed with the SEC on March 12, 2001, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-23926. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

      450 Fifth Street, N.W.                    500 West Madison Street
      Room 1024                                 Suite 1400
      Washington, D.C.  20549                   Chicago, IL 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "GWRX," and our SEC filings can be read at the following Nasdaq address:

                  Nasdaq Operations
                  1735 K Street, N.W.
                  Washington, D.C.  20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                  Barbara Snethen, Laura Atwell or Clare Wafford

or by telephoning us at (510) 814-1660 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

     As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Geoworks Corporation should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties that include, among others (i) risks associated with our history of operating losses; (ii) risks associated with our ability to meet our capital needs in order to execute our business plan; (iii) risks associated with our dependence on the development of the market for mobile data software; (iv) risks of competition in mobile data software and services; (v) risks associated with rapid technological change; and (vi) risks related to our dependence on a limited number of customers. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

     If at any time we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

     The Compensation Committee of our Board of Directors recommends that you accept this offer. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer is limited to this document and the enclosed Cover Letter and attached Summary of Terms.

              Geoworks Corporation                November 5, 2001

                                   SCHEDULE A


                       INFORMATION ABOUT THE DIRECTORS AND
                   EXECUTIVE OFFICERS OF GEOWORKS CORPORATION

     The directors and executive officers of Geoworks Corporation and their positions and offices, the aggregate number of options each of them holds and the aggregate number of new options each of them will receive if they accept the offer are set forth in the following table as of November 5, 2001:

Name                                                   Old Options Held       New Options to be Acquired
----                                                   ----------------       --------------------------
David Neylon                                           163,380                         0
     Chairman of the Board of Directors

John B. Balousek                                       81,620                          0
     Director

Kevin P. Fitzgerald                                    76,320                          0
     Director

Andrew Cole                                            81,620                          0
     Director

Stephen T. Baker                                       336,979                         0
     Director

David L. Grannan                                       462,950                         300,000
     President and Chief Executive Officer, Director

Dave M. Pepe                                           315,000                         150,000
     Senior Vice President, Mobile Products and
     Services

Timothy J. Toppin                                      205,336                         150,000
     Vice President and Chief Financial Officer

Christopher A. Waldo                                   224,000                         0
     Vice President, Sales


     The address of each director and executive officer is: c/o Geoworks Corporation, 960 Atlantic Avenue, Alameda, California 94501.

     The number of option shares a participant will receive pursuant to the new option is based primarily on a participant's position at the Company and has no relation to the number of option shares any participant now holds pursuant to old options.

                                OFFER TO EXCHANGE
                             OUTSTANDING OPTIONS TO
                        PURCHASE COMMON STOCK, PAR VALUE
                                 $.001 PER SHARE
                                       OF
                              GEOWORKS CORPORATION


                                   ----------

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Steve Mitchell, Geoworks Corporation, 960 Atlantic Avenue, Alameda, California 94501; telephone (510) 814-5768.

                                   ----------

                                November 5, 2001